Exhibit 2.1
ARRANGEMENT AGREEMENT
THIS AGREEMENT made as of the 11th day of September, 2006.
A M O N G:
EXTENDICARE REAL ESTATE INVESTMENT TRUST,
a trust governed by the laws of the Province of Ontario
(hereinafter referred to as the “REIT”)
- and -
EXTENDICARE TRUST,
a trust governed by the laws of the Province of Ontario
(hereinafter referred to as “Extendicare Trust”)
- and -
EXTENDICARE HOLDING GENERAL PARTNER INC.,
a corporation existing under the laws of Canada
(hereinafter referred to as “Holding GP”)
- and -
EXTENDICARE LIMITED PARTNERSHIP,
a limited partnership existing under the laws of the Province of Ontario
(hereinafter referred to as “Extendicare Holding Partnership”)
- and -
EXTENDICARE INC.,
a corporation existing under the laws of Canada
(hereinafter referred to as “Extendicare”)
- and -
EXTENDICARE ACQUISITION INC.
a corporation existing under the laws of Canada (hereinafter referred to as “Newco”)
- and -
EXTENDICARE ULC,
an unlimited liability corporation existing under the laws of the Province of Alberta
(hereinafter referred to as “ULC”)
- and -

ASSISTED LIVING CONCEPTS, INC.,
a corporation existing under the laws of the State of Nevada
(hereinafter referred to as “ALC”)
     WHEREAS the board of directors of Extendicare has approved and agreed to effect, subject to obtaining approval of Extendicare’s Shareholders at the Meeting, a statutory plan of arrangement under Section 192 of the CBCA on the terms and conditions set out in this Agreement and the Plan of Arrangement annexed hereto as Exhibit 1;
     AND WHEREAS each of the REIT, Extendicare Trust, Holding GP, Extendicare Holding Partnership, Newco and ULC has been established to participate in the Arrangement on the terms and conditions set forth herein;
     AND WHEREAS it is the intent of the Parties that (i) the amalgamation of Extendicare and Newco pursuant to Section 3.1(o) of the Plan of Arrangement, and (ii) the exchange of Extendicare Subordinate Voting Shares and Extendicare Multiple Voting Shares for Extendicare Common Shares pursuant to Section 3.1(b) and (c) of the Plan of Arrangement; and (iii) the issuance of ALC Class A Shares and ALC Class B Shares pursuant to the filing described in Section 3.5(c) of this Agreement, each qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the United States Internal Revenue Code, 1986, as amended;
     NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the covenants and agreements herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by each of the Parties to the others, the Parties covenant and agree as follows:
ARTICLE I
INTERPRETATION
1.1 Definitions
     In this Agreement the following terms have the following meanings, respectively:
“Affiliate” has the meaning given to that term in National Instrument 45-106 — Prospectus and Registration Exemptions, on the date hereof;
“Agreement” means this agreement including the Exhibits hereto and all amendments made hereto;
“ALC” means Assisted Living Concepts, Inc., a corporation existing under the laws of Nevada;
“ALC Acquisition” means the transfer to ALC of 29 assisted living facilities from EHSI as described in the ALC Information Statement, other than the transfer of the land component of any such facilities that require the approval of local planning commissions to subdivide the properties between the assisted living facilities and skilled nursing facilities that make up such properties;

“ALC Class A Shares” means shares of Class A common stock of ALC, par value US $0.01 per share, each share entitling the holder to one vote with respect to each matter prescribed to stockholders of ALC on which holders of common stock are entitled to vote;
“ALC Class B Shares” means shares of Class B common stock of ALC, par value US $0.01 per share, each share entitling the holder to ten votes with respect to each matter prescribed to stockholders of ALC on which holders of common stock are entitled to vote;
“ALC Distribution” means the distribution by Extendicare under the Plan of Arrangement of ALC Shares to the holders of Extendicare Subordinate Voting Shares and Extendicare Multiple Voting Shares;
“ALC Information Statement” means the amended information statements, included as Exhibit 99.1 of the Registration Statement filed with the United States Securities and Exchange Commission and delivered to the Shareholders with the Circular, together with all subsequent amendments and supplements thereto;
“ALC Reorganization” means, collectively, (a) the ALC Acquisition, (b) the sale by EHSI of the shares of ALC to Extendicare, and (c) the ALC Distribution;
“ALC Shares” means, collectively, the ALC Class A Shares and the ALC Class B Shares;
“Arrangement” means the proposed arrangement under Section 192 of the CBCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement and the Plan of Arrangement, respectively, together with those that may be made at the discretion of the Court in the Final Order;
“Arrangement Filings” has the meaning ascribed thereto in the Plan of Arrangement;
“Arrangement Resolution” means the special resolution in respect of the Arrangement in substantially the form attached as Appendix A to the Circular;
“Authority” means any: (i) multinational, federal, provincial, state, municipal, local or foreign governmental or public department, court, or commission, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; or (iii) any quasi-governmental or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of its members or any of the above;
“Business Day” means a day, other than a Saturday, Sunday or statutory or civil holiday, when banks are generally open for the transaction of business in Toronto, Ontario and New York, New York;
“CBCA” means the Canada Business Corporations Act, R.S.C. 1985 c. C-44, as amended, including the regulations promulgated thereunder;
“Certificate” means the certificate or certificates or other confirmation of filing to be issued by the Director pursuant to subsection 192(7) of the CBCA, in order to give effect to the Arrangement;

“Circular” means the management proxy circular of Extendicare relating to the Arrangement sent to Shareholders in connection with the Meeting;
“Class A Holding Partnership Units” means the Class A limited partnership units of Extendicare Holding Partnership;
“Closing” means the completion of the transactions contemplated by this Agreement;
“Court” means the Ontario Superior Court of Justice (Commercial List);
“Director” means the Director appointed under Section 260 of the CBCA;
“Dissent Procedure” means the procedure under Section 190 of the CBCA, as modified by the Interim Order, by which a Dissenting Shareholder exercises his, hers or its Dissent Rights;
“Dissent Rights” means the right of a Shareholder, pursuant to the Interim Order and Section 190 of the CBCA, to dissent to the Arrangement Resolution and to be paid the fair value of the Extendicare Shares in respect of which the Shareholder dissents, all in accordance with Section 190 of the CBCA, subject to and as modified by the Interim Order and Article 4 of the Plan of Arrangement;
“Dissenting Shareholders” means registered holders of Extendicare Shares who validly exercise their Dissent Rights in accordance with the Dissent Procedure and “Dissenting Shareholder” means any one of them;
“Effective Date” means the date on which the Arrangement is effective under the CBCA as shown on the Certificate;
“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date regardless of the time of Closing on that date;
“EHSI” means Extendicare Health Services, Inc., a corporation incorporated under the laws of Delaware and a Subsidiary of Extendicare;
“EHSI 2010 Notes” means the US$150 million aggregate principal amount of 9.5% Senior Notes due July 1, 2010 issued by EHSI;
“EHSI 2014 Notes” means the US$125 million aggregate principal amount of 6.875% Senior Subordinated Notes due May 1, 2014 issued by EHSI;
“EHSI Notes” means collectively, the EHSI 2010 Notes and the EHSI 2014 Notes;
“Encumbrance” means any mortgage, charge, pledge, lien, hypothec, security interest, encumbrance, adverse claim and right of third parties to acquire or restrict the use of property;
“Exchange and Support Agreement” means the exchange and support agreement to be entered into on the Effective Date substantially on the terms described in the Circular among the REIT, Extendicare Trust and Extendicare Holding Partnership, pursuant to which Exchangeable LP

Units may be exchanged for REIT Units, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof;
“Exchange Rights” means the exchange rights set out in the Exchange and Support Agreement and the Limited Partnership Agreement;
“Exchangeable LP Units” means the Class B limited partnership units of Extendicare Holding Partnership;
“Existing Senior Credit Facility” means the term loan and revolving credit facility between EHSI, as borrower and a syndicate of lenders;
“Extendicare Amalco” means the corporation continuing upon the amalgamation of Extendicare and Newco as contemplated by the Plan of Arrangement and to be known as “Extendicare Inc.”;
“Extendicare Holding Partnership” means Extendicare Limited Partnership, a limited partnership formed under the laws of the Province of Ontario and a Subsidiary of the REIT;
“Extendicare Multiple Voting Shares” means the multiple voting shares in the capital of Extendicare;
“Extendicare Shares” means collectively, Extendicare Multiple Voting Shares and Extendicare Subordinate Voting Shares;
“Extendicare Subordinate Voting Shares” means the subordinate voting shares in the capital of Extendicare;
“Extendicare Trust” means Extendicare Trust, an unincorporated, open-ended limited purpose trust established under the laws of the Province of Ontario pursuant to the Trust Deed of Trust;
“Final Order” means the order of the Court approving the Arrangement to be applied for following the Meeting, and to be granted pursuant to the provisions of Section 192 of the CBCA as such order may be affirmed, amended or modified by any court of competent jurisdiction;
“Holding GP” means Extendicare Holding General Partner Inc., a corporation incorporated under the laws of Canada and the general partner of Extendicare Holding Partnership;
“Holding GP Shares” means the common shares in the capital of Holding GP;
“Holding Partnership Units” means, collectively, the general partner interest in Extendicare Holding Partnership, the Class A Holding Partnership Units and the Exchangeable LP Units;
“Interim Order” means the interim order of the Court dated September 13, 2006 under Section 192 of the CBCA containing declarations and directions with respect to the Arrangement and the meeting and issued pursuant to the application of Extendicare, a copy of which is attached as Appendix D to the Circular, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

“Meeting” means the special meeting of Shareholders, and any adjournment(s) or postponement(s) thereof, to be held for the purpose of considering and, if thought advisable, approving the Arrangement Resolution and other matters set out in the Notice of Meeting accompanying the Circular;
“Newco” means Extendicare Acquisition Inc., a corporation existing under the laws of Canada and a Subsidiary of the REIT;
“Newco Shares” means the common shares in the capital of Newco;
“Options” means, collectively, all outstanding and unexpired options to acquire Extendicare Subordinate Voting Shares issued pursuant to the Stock Option Plan;
“Parties” means, collectively, the REIT, Extendicare Trust, Holding GP, Extendicare Holding Partnership, Extendicare, Newco, ULC and ALC, and “Party” means any one of them;
“Person” means any individual, partnership, association, body corporate, trust, trustee, executor, administrator, legal representative, government, regulatory authority or other entity;
“Plan of Arrangement” means the plan of arrangement attached as Exhibit 1 to this Agreement, as amended, supplemented or modified from time to time in accordance with the terms thereof;
“Pre-Arrangement Transactions” means the transactions to be carried out by Extendicare and various of its Subsidiaries pursuant to which, among other things (and unless otherwise agreed to by the respective parties to the applicable Pre-Arrangement Transaction): (i) the ALC Reorganization shall occur, except for the ALC Distribution, and (ii) EHSI will repay all amounts owing under the Existing Senior Credit Facility, will offer to purchase the EHSI 2010 Notes and redeem any not tendered to it pursuant to such offer, and will offer to purchase the EHSI 2014 Notes;
“Registration Statement” means the registration statement on Form 10, file number 001-13498, originally filed by ALC on June 7, 2006 with the United States Securities and Exchange Commission under the United States Securities and Exchange Act of 1934, as amended, together with all amendments and supplements thereto;
“REIT Deed of Trust” means the deed of trust dated September 11, 2006, governing the REIT, as amended, supplemented or modified from time to time in accordance with the terms thereof;
“REIT Group” means, collectively, the REIT, Extendicare Trust, Holding GP, Extendicare Holding Partnership, ULC, Extendicare Amalco and their respective Subsidiaries;
“REIT Unit” means a trust unit of the REIT (other than a Special Voting Unit) authorized and issued under the REIT Deed of Trust for the time being outstanding and entitled to the benefits and subject to the limitations set forth therein;
“REIT Unitholders” means the holders of REIT Units from time to time;

“Separation Agreement” means the agreement to be entered into on or before the Effective Date between Extendicare and ALC, as the same may be amended, supplemented or modified in accordance with the terms thereof governing, inter alia, the transfer by Extendicare and its Subsidiaries of certain assets to, and the assumption of certain liabilities by ALC, in each case associated with the assisted living business of Extendicare and its Subsidiaries;
“Shareholders” means the holders of Extendicare Shares from time to time, and “Shareholder” means any one of them;
“Special Voting Units” means the special voting units of the REIT authorized and issued to the holders of Exchangeable LP Units (other than the REIT, Extendicare Trust and Extendicare Holding Partnership) under the REIT Deed of Trust for the time being outstanding and entitled to the benefits and subject to the limitations set forth therein;
“Stock Option Plan” means Extendicare’s Amended and Restated Subordinate Voting Share Option and Tandem SAR Plan;
“Subsidiary” has the meaning given to that term in National Instrument 45-106 — Prospectus and Registration Exemptions on the date hereof;
“Tax Allocation Agreement” means the agreement to be entered into as of the Effective Date between EHSI and ALC providing for the allocation of certain tax liabilities between the parties;
“Trust Deed of Trust” means the deed of trust dated September 11, 2006 governing Extendicare Trust, as the same may be amended supplemented or modified from time to time in accordance with the terms thereof;
“Trust Unit” means a unit authorized and issued under the Trust Deed of Trust for the time being outstanding and entitled to the benefits and subject to the limitations set forth therein;
“Trustees” means at any time, the individuals who are, in accordance with the REIT Deed of Trust, the trustees of the REIT as such time;
“TSX” means the Toronto Stock Exchange;
“ULC” means Extendicare ULC, an unlimited liability company incorporated under the laws of the Province of Alberta; and
“ULC Shares” means the common shares in the capital of ULC.
1.2	Exhibits

The following Exhibit is attached to this Agreement and forms part hereof:

Exhibit 1 — Plan of Arrangement

1.3	Construction

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Article, Section or Exhibit;

(b)	references to an “Article”, “Section” or “Exhibit” are references to an Article, Section or Exhibit of or to this Agreement;

(c)	words importing the singular shall include the plural and vice versa, words importing gender shall include the masculine, feminine and neuter genders;

(d)	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;
(e)	the word “including”, when following any general term or statement, is not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(f)	a reference to a statute or code includes every regulation made pursuant thereto, all amendments to the statute or code or to any such regulation in force from time to time, and any statute, code or regulation which supplements or supersedes such statute, code or regulation; and

(g)	each of the Parties acknowledges that the trustees of the REIT and Extendicare Trust are entering into this Agreement solely in their capacity as trustees on behalf of the REIT and Extendicare Trust, respectively and the obligations of the REIT and Extendicare Trust under this Agreement not be personally binding upon any of the trustees of the REIT or the trustees of Extendicare Trust, any registered or beneficial holder of REIT Units, Special Voting Units or Trust Units or any beneficiary under a plan of which a holder of such units acts as a trustee or carrier, and that resort will not be had to, nor shall recourse be sought from, any of the foregoing or the private property of any of the foregoing in respect of any indebtedness, obligation or liability of the REIT or Extendicare Trust arising hereunder or arising in connection herewith from the matters to which this Agreement relates, if any, including without limitation, claims based on negligence or otherwise tortious behavior, and recourse shall be limited to, and satisfied only out of the “Fund Assets” of the REIT and the “Trust Assets” of Extendicare Trust, respectively, as defined in their respective Deeds of Trust, both dated as of September 11, 2006, as amended from time to time.
1.4	Currency

All references to currency herein are to lawful money of Canada unless otherwise specified.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
2.1	Mutual Representations and Warranties of Holding GP, Extendicare Holding Partnership, Extendicare, Newco, ULC and ALC
     Unless the context otherwise requires, Holding GP, Extendicare Holding Partnership, Extendicare, Newco, ULC and ALC each represents and warrants to each other and to the REIT and Extendicare Trust as follows, and acknowledges that each of them is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:
(a)	each of Holding GP, Extendicare, Newco and ALC (i) is a corporation duly incorporated or amalgamated and validly existing under the laws of its jurisdiction of incorporation, (ii) is duly qualified to carry on its business in each jurisdiction where the conduct of its business is currently conducted and is presently proposed to be conducted, or the ownership, leasing or operation of its property and assets requires such qualification, and (iii) on its behalf and, in the case of Holding GP (in its capacity as the general partner of Extendicare Holding
Partnership) on behalf of Extendicare Holding Partnership, has all requisite corporate power and authority to carry on its business and to enter into and perform its obligations under this Agreement;

(b)	ULC (i) is an unlimited liability corporation duly incorporated and validly existing under the laws of the Province of Alberta, (ii) is duly qualified to carry on its business in each jurisdiction where the conduct of its business is currently conducted and is presently proposed to be conducted, or the ownership, leasing or operation of its property and assets requires such qualification, and (iii) has all requisite corporate power and authority to carry on its business and to enter into and perform its obligations under this Agreement;

(c)	Extendicare Holding Partnership (i) is a limited partnership duly formed and validly existing under the laws of the Province of Ontario, (ii) is duly registered to carry on its business in each jurisdiction where the conduct of its business is currently conducted and is presently proposed to be conducted, or the ownership, leasing or operation of its property and assets requires such registration, and (iii) has all requisite power and authority to carry on its business and to enter into and perform its obligations under this Agreement;

(d)	the execution and delivery of this Agreement by it and the completion by it of the transactions contemplated herein and in the Plan of Arrangement do not and will not:
(i)	result in the breach of, or violate any term or provision of, its articles or by-laws or other constating documents;

(ii)	except as otherwise disclosed, conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, license or permit to which it is a party or by which it is bound and which is material to it, or to which any material property of such Party is subject, or result in the creation of any Encumbrance upon any of its material assets under any such agreement, instrument license or permit or give to others any material interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, license or permit; or

(iii)	violate any provision of law or administrative regulation or any judicial or administrative award, judgment, order or decree applicable and known to it, the breach of which would have a material adverse effect on it;
(e)	there are no actions, suits, proceedings or investigations commenced, contemplated or threatened against or affecting it, at law or in equity, before or by any Authority, nor are there any existing facts or conditions which may reasonably be expected to form a proper basis for any actions, suits, proceedings or investigations, which, in any case, would prevent or hinder the consummation of the transactions contemplated by this Agreement;
(f)	no dissolution, winding up, bankruptcy, liquidation or similar proceeding has been commenced or is pending or proposed in respect of it; and

(g)	the execution and delivery of this Agreement, and the completion of the transactions contemplated herein and in the Plan of Arrangement have been duly approved by its board of directors (or, in the case of Extendicare Holding Partnership, by the board of directors of Holding GP in its capacity as the general partner of Extendicare Holding Partnership) and this Agreement constitutes a valid and binding obligation of such Party enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity and limitations upon the enforcement of indemnification for fines or penalties imposed by law.
2.2	Representations and Warranties of Extendicare
     Extendicare represents and warrants to and in favour of each of the REIT, Extendicare Trust, Holding GP, Extendicare Holding Partnership, Newco, ULC and ALC as follows, and acknowledges that each of them is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:
(a)	as of the date hereof, the authorized share capital of Extendicare consists of an unlimited number of Subordinate Voting Shares, Multiple Voting Shares and Class I and Class II Preferred Shares;

(b)	as of September 1, 2006, Extendicare had 56,183,270 Subordinate Voting Shares, 11,778,433 Multiple Voting Shares, 83,105 Class I Preferred Shares, Series 2, 89,910 Class I Preferred Shares, Series 3, 244,640 Class I Preferred Shares, Series 4 and 382,979 Class II Preferred Shares, Series I outstanding;

(c)	except as set out in paragraph (a) above and, as on September 1, 2006, except for the 1,637,000 Subordinate Voting Shares issuable upon the exercise of Options and the inter-convertible Class I Preferred Shares, Series 3 and Class I Preferred Shares, Series 4, there are no other equity or other securities of any class or series of Extendicare (or securities convertible into equity or other securities of Extendicare) outstanding; and

(d)	except for the Stock Option Plan, the inter-conversion rights of the holders of the Class I Preferred Shares, Series 3 and the Class I Preferred Shares, Series 4 and this Agreement and the Plan of Arrangement, there are no options, warrants or other rights, shareholder rights plans, agreements or commitments of any nature whatsoever requiring, or which may require the issuance, sale or transfer by Extendicare of any shares of Extendicare or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of Extendicare.
2.3	Representations and Warranties of the REIT and Extendicare Trust
     Unless the context otherwise requires, each of the REIT and Extendicare Trust represents and warrants to and in favour of each of the other Parties as follows, and acknowledges that each of them is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:
(a)	each of the REIT and Extendicare Trust is a trust duly settled and existing under the laws of the Province of Ontario and has the power and capacity to enter into this Agreement and to perform its obligations hereunder;

(b)	the REIT currently has one (1) outstanding REIT Unit, which is fully-paid and non-assessable and is owned legally and beneficially by the settlor of the REIT;

(c)	Extendicare Trust currently has one (1) outstanding Trust Unit, which is fully-paid and non-assessable and is owned legally and beneficially by the REIT; and

(d)	neither the REIT nor Extendicare Trust has carried on any business since it was settled or undertaken any activity, other than as provided for herein and in the Plan of Arrangement.
2.4	Representations and Warranties of Holding GP
     Holding GP represents and warrants to and in favour of each of the other Parties and acknowledges that each of them is relying on such representations and warranties in connection with the matters contemplated in this Agreement:
(a)	the authorized capital of Holding GP consists of an unlimited number of Holding GP Shares, of which one (1) Holding GP Share is issued and outstanding, fully-paid and non-assessable and owned legally and beneficially by Extendicare Trust;

(b)	at the date hereof, no Person holds any securities convertible into Holding GP Shares or has any agreement, warrant, option or other right capable of becoming an agreement, warrant or option for the purchase or other acquisition of any issued or unissued shares of Holding GP, except as contemplated by the Plan of Arrangement; and

(c)	Holding GP has no non-cash assets and no liabilities and has not carried on any business since its date of incorporation, other than as provided for herein and in the Plan of Arrangement.
2.5	Representations and Warranties of Newco
     Newco represents and warrants to and in favour of each of the other Parties and acknowledges that each of them is relying on such representations and warranties in connection with the matters contemplated in this Agreement:
(a)	the authorized capital of Newco consists of an unlimited number of Newco Shares, of which one (1) Newco Share is issued and outstanding, fully-paid and non-assessable and owned legally and beneficially by ULC;

(b)	at the date hereof, no Person holds any securities convertible into Newco Shares or has any agreement, warrant, option or other right capable of becoming an agreement, warrant or option for the purchase or other acquisition of any issued or unissued shares of Newco, except as contemplated by the Plan of Arrangement; and

(c)	Newco has no non-cash assets and no liabilities and has not carried on any business since its date of incorporation, other than as provided for herein and in the Plan of Arrangement.
2.6	Representations and Warranties of ULC
     ULC represents and warrants to and in favour of each of the other Parties and acknowledges that each of them is relying on such representations and warranties in connection with the matters contemplated in this Agreement:
(a)	the authorized capital of ULC consists of an unlimited number of ULC Shares, of which one (1) ULC Share is issued and outstanding, fully-paid and non-assessable and owned legally and beneficially by Extendicare Holding Partnership;

(b)	at the date hereof, no Person holds any securities convertible into ULC Shares or has any agreement, warrant, option or other right capable of becoming an agreement, warrant or option for the purchase or other acquisition of any issued or unissued shares of ULC, except as contemplated by the Plan of Arrangement; and

(c)	ULC has no non-cash assets and no liabilities and has not carried on any business since its date of incorporation, other than as provided for herein and in the Plan of Arrangement.
2.7	Representations and Warranties of Extendicare Holding Partnership
     Extendicare Holding Partnership represents and warrants to and in favour of each of the other Parties as follows, and acknowledges that each of them is relying on such representations and warranties in connection with the matters contemplated in this Agreement:

(a)	the authorized capital of Extendicare Holding Partnership consists of a 0.01% general partner interest and an unlimited number of Class A Holding Partnership Units and an unlimited number of Exchangeable LP Units, of which a 0.01% general partner interest and one Class A Holding Partnership Unit is issued and outstanding, all of which are fully paid and non-assessable and are owned legally and beneficially by Holding GP (in the case of the 0.01% general partner interest) and Extendicare Trust (in the case of the one Class A Holding Partnership Unit);
(b)	at the date hereof, no Person holds any securities convertible into Holding Partnership Units or has any agreement, warrant, option or other right capable of becoming an agreement, warrant or option for the purchase or other acquisition of any issued or unissued Holding Partnership Units, except as contemplated by the Plan of Arrangement; and

(c)	Extendicare Holding Partnership has no non-cash assets or liabilities and has not carried on any business since its date of formation, other than as provided herein and in the Plan of Arrangement.
ARTICLE III
COVENANTS
3.1	General Covenants

Each of the Parties covenants with the other Parties that it will:
(a)	use commercially reasonable efforts and do all things reasonably required of it to cause the Arrangement to become effective on or before November 30, 2006;

(b)	do and perform all such acts and things, and execute and deliver all such agreements, assurances, notices and other documents and instruments as may reasonably be required, both prior to and following the Effective Date, to facilitate the carrying out of the intent and purposes of this Agreement; and

(c)	use commercially reasonable efforts to cause each of the conditions precedent set forth in Article 4, which are within its control, to be satisfied on or prior to the Effective Date.
3.2	Covenants of Extendicare

Extendicare hereby covenants and agrees with each of the other Parties that it will:
(a)	until the Effective Date, not perform any act or enter into any transaction, nor permit any of its Subsidiaries to perform any act or enter into any transaction, which interferes or is inconsistent with the completion of the Arrangement;

(b)	as soon as practicable, apply to the Court pursuant to Section 192 of the CBCA for the Interim Order providing for, among other things, the calling and holding of the Meeting;

(c)	solicit proxies to be voted at the Meeting in favour of the Arrangement Resolution and prepare, as soon as practicable, in consultation with the other Parties, the Circular and proxy solicitation materials and any amendments or supplements thereto as required by, and in compliance with, the Interim Order and applicable law and, subject to receipt of the Interim Order, convene the Meeting as ordered by the Interim Order and conduct the Meeting in accordance with the Interim Order and as otherwise required by law;
(d)	in a timely and expeditious manner, file the Circular in all jurisdictions where the same is required to be filed by it and mail the same to the holders of Extendicare Shares in accordance with the Interim Order and applicable law;

(e)	ensure that the information set forth in the Circular relating to Extendicare and its Subsidiaries, and their respective businesses and properties and the effect of the Plan of Arrangement thereon will be true, correct and complete in all material respects and will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they are made;

(f)	without limiting the generality of any of the foregoing covenants, until the Effective Date, except for any transactions required to give effect to the Pre-Arrangement Transactions:
(i)	not issue any additional Extendicare Shares (except pursuant to the exercise of outstanding Options in accordance with the terms thereof prior to the date hereof), or other securities or allow any of its Subsidiaries to issue any shares or other securities;

(ii)	not issue or enter into, or allow any of its Subsidiaries to issue or enter into, any agreement or agreements to issue or grant options, warrants or rights to purchase any of its shares or other securities or those of such Subsidiaries;

(iii)	except as specifically provided for hereunder and except in the case of ALC for such amendments to its articles and by-laws as are consistent with the description of its articles and by-laws in the Registration Statement, not alter or amend its articles or by-laws or those of its Subsidiaries as the same exist at the date of this Agreement;
(g)	prior to the Effective Date, make application to list the Extendicare Common Shares issuable under the Plan of Arrangement and the REIT Units (including REIT Units to be issued from time to time upon exchange of the Exchangeable LP Units) on the TSX;

(h)	prior to the Effective Date, make application to the Canadian securities regulatory authorities for such orders as may be necessary or desirable in connection with the Extendicare Common Shares, ALC Shares and REIT Units and other securities to be issued pursuant to the Arrangement;

(i)	perform the obligations required to be performed by it under the Plan of Arrangement and do all such other acts and things as may be necessary or desirable and are within its power and control in order to carry out and give effect to the Arrangement, including (without limitation) using commercially reasonable efforts to obtain:
(i)	the approval of holders of Extendicare Shares required for the implementation of the Arrangement;

(ii)	the Interim Order and, subject to the obtaining of all required consents, orders, rulings and approvals (including, without limitation, required approvals of Shareholders), the Final Order;

(iii)	such other consents, orders, rulings or approvals and assurances as are necessary or desirable for the implementation of the Arrangement, including those referred to in Section 4.1; and

(iv)	satisfaction of the other conditions precedent referred to in Section 4.1; and
(j)	upon issuance of the Final Order and subject to the conditions precedent in Article 4, forthwith proceed to file the Arrangement Filings in accordance with the CBCA.
3.3	Covenants of the REIT, Extendicare Trust, Holding GP, Extendicare Holding Partnership, Newco and ULC
     Each of the REIT, Extendicare Trust, Holding GP, Extendicare Holding Partnership, Newco and ULC hereby covenants and agrees with each of the other Parties that it will:
(a)	until the Effective Date, not carry on business or undertake any activity, except as otherwise contemplated by this Agreement and the Plan of Arrangement;

(b)	until the Effective Date, not perform any act or enter into any transaction, nor permit any of its Subsidiaries to perform any act or enter into any transaction, which interferes or is inconsistent with the completion of the Arrangement;

(c)	cooperate with and support Extendicare in its application for the Interim Order;

(d)	without limiting the generality of any of the foregoing covenants, until the Effective Date:
(i)	not issue any additional units, shares or other securities or allow any of its Subsidiaries to issue any units, shares or other securities;

(ii)	not issue or enter into, or allow any of its Subsidiaries to issue or enter into, any agreement or agreements to issue or grant options, warrants or rights to purchase any of its units, shares or other securities or those of such Subsidiaries; and

(iii)	except as specifically provided for hereunder, not alter or amend its articles, by-laws or other governing and constating documents, or those of its Subsidiaries, as the same exist at the date of this Agreement; and
(e)	perform the obligations required to be performed by it under the Plan of Arrangement and do all such other acts and things as may be necessary or desirable and are within its power and control in order to carry out and give effect to the Arrangement, including (without limitation) using commercially reasonable efforts to obtain:
(i)	such consents, orders, rulings or approvals and assurances as are necessary or desirable for the implementation of the Arrangement, including those referred to in Section 4.1, and

(ii)	satisfaction of the other conditions precedent referred to in Section 4.1.
3.4	Additional Covenants of the REIT

The REIT hereby covenants and agrees with each of the other Parties that it will:
(a)	prior to the Effective Date, cooperate with Extendicare in making the application to list the REIT Units (including any REIT Units to be issued from time to time upon exchange of the Exchangeable LP Units) on the TSX; and

(b)	authorize for issuance the REIT Units which are to be issued from time to time upon exchange of the Exchangeable LP Units.
3.5	Covenants of ALC

ALC hereby covenants and agrees with each of the other parties that it will:
(a)	file with the United States Securities and Exchange Commission the Registration Statement and shall use all commercially reasonable efforts to cause it to become effective under the United States Securities Exchange Act of 1934, as amended, prior to the ALC Distribution and to remain effective thereunder until completion of the ALC Distribution;

(b)	until the Effective Date, not perform any act or enter into any transaction, nor permit any of its Subsidiaries to perform any act or enter into any transaction, which interferes or is inconsistent with the completion of the Arrangement; and

(c)	file with the Secretary of State of Nevada the amended and restated Articles of Incorporation of ALC and adopt the By-laws, each as filed as part of the Registration Statement.
3.6	Final Order
     If the Interim Order and all Shareholder approvals as required in respect of the Arrangement are obtained, Extendicare shall promptly thereafter take the necessary steps to submit the Arrangement to the Court and apply for the Final Order in such fashion as the Court may direct and as soon as practicable following receipt of the Final Order, and subject to the satisfaction or waiver of the other conditions provided for in Article 4 hereof, Extendicare shall file the Arrangement Filings to give effect to the Arrangement pursuant to the Final Order.
ARTICLE IV
CONDITIONS
4.1	Mutual Conditions Precedent
     The respective obligations of the Parties to complete the transactions contemplated by this Agreement and for Extendicare to file the Arrangement Filings in order to give effect to the Arrangement shall be subject to satisfaction of the following conditions:
(a)	the Interim Order shall have been granted in form and substance satisfactory to the Parties, acting reasonably, not later than September 30, 2006 or such later date as the Parties may agree and shall not have been set aside or modified in a manner unacceptable to the Parties on appeal or otherwise;

(b)	the Arrangement Resolution shall have been approved by not less than two-thirds of the votes cast by the Shareholders, in person or by proxy, at the Meeting, with the Extendicare Multiple Voting Shares and Extendicare Subordinate Voting Shares, each being entitled to vote separately as a class;

(c)	the Final Order approving the Arrangement shall have been obtained from the Court in form and substance satisfactory to the Parties;

(d)	the Articles of Arrangement, together with a copy of the Plan of Arrangement and the Final Order and such other materials as may be required by the Director, in form and substance satisfactory to the Parties, shall have been filed with the Director in accordance with subsection 192(6) of the CBCA;

(e)	all necessary consents, orders, rulings, approvals, opinions and assurances, including regulatory, judicial, third party and advisor opinions, approvals and orders, required for the completion of the transactions provided for in the Arrangement Agreement and the Plan of Arrangement shall have been obtained or received;

(f)	no action shall have been instituted and be continuing on the Effective Date for an injunction to restrain, a declaratory judgment in respect of, or damages on account of, or relating to, the Arrangement, there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by the Arrangement Agreement and no cease trading or similar order with respect to any securities of any of the Parties shall have been issued and remain outstanding;

(g)	all Options not exercised prior to the Meeting shall have been cancelled by Extendicare;

(h)	none of the consents, orders, rulings, decisions, approvals, opinions or assurances required for the implementation of the Arrangement shall contain terms or conditions or require undertakings or security deemed unsatisfactory or unacceptable by any of the Parties, each acting reasonably;

(i)	no law, regulation or policy shall have been proposed, enacted, promulgated or applied which interferes or is inconsistent with the completion of the Arrangement, including any material change to the income tax laws of Canada or the United States, or any province, state or territory thereof, or which would have a material adverse effect upon Shareholders, Extendicare or the REIT Group if the Arrangement is completed;

(j)	the conditional approval of the TSX of the listing of the Extendicare Common Shares issuable under the Plan of Arrangement and the REIT Units to be issued pursuant to the Arrangement (and upon exchange of the Exchangeable LP Units) shall have been obtained, subject only to the filing of required documents which cannot be filed prior to the Effective Date;

(k)	the Pre-Arrangement Transactions shall have been completed;

(l)	Shareholders holding more than 1% of the outstanding Extendicare Shares shall not have exercised their Dissent Rights;

(m)	Shareholders who immediately prior to the Effective Time are not resident in Canada within the meaning of the Income Tax Act (Canada) (based on reasonable evidence available to the board of directors of Extendicare) and who are to receive REIT Units under the Arrangement shall not, immediately following Closing, own in excess of 40% of all then outstanding REIT Units;

(n)	this Agreement shall not have been terminated under Article 5;

(o)	the Registration Statement shall have been declared effective by the United States Securities and Exchange Commission;

(p)	the Separation Agreement and Tax Allocation Agreement shall have been entered into; and

(q)	the conditional approval of the New York Stock Exchange to the listing of the shares of Class A common stock of ALC to be distributed pursuant to the ALC Distribution shall have been obtained, subject only to the filing of required documents which cannot be filed prior to the Effective Date.
4.2	Additional Conditions to Obligations of Each Party
     The obligation of each Party to complete the transactions contemplated by this Agreement is further subject to the condition, which may be waived by such Party without prejudice to its right to rely on any other condition in its favour, that the covenants of the other Parties to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed by them and that the representations and warranties of the other

Parties shall be true and correct in all material respects as at the Effective Date, with the same effect as if such representations and warranties had been made at, and as of, such time and each such Party shall receive a certificate, dated the Effective Date, of a senior officer of each other Party confirming the same.
4.3	Merger of Conditions
     The conditions set out in this Article 4 shall be conclusively deemed to have been satisfied, waived or released on the filing by Extendicare of the Arrangement Filings under the CBCA to give effect to the Plan of Arrangement.
ARTICLE V
AMENDMENT AND TERMINATION
5.1	Amendment and Waiver
     This Agreement may, at any time and from time to time before and after the holding of the Meeting, but not later than the Effective Date, be amended by the unanimous written agreement of the Parties without, subject to applicable law, further notice to or authorization on the part of their respective shareholders, unitholders or partners, as the case may be. Without limiting the generality of the foregoing, any such amendment may:
(a)	waive compliance with or modify any of the covenants herein contained or waive or modify performance of any of the obligations of the Parties or satisfaction of any of the conditions precedent set forth in Article 4 of this Agreement;

(b)	waive any inaccuracies or modify any representation contained herein or in any document to be delivered pursuant hereto;

(c)	change the time for performance of any of the obligations, covenants or other acts of the Parties; or

(d)	make such alterations to this Agreement as the Parties may consider necessary or desirable in connection with the Interim Order.
5.2	Termination
     This Agreement may, at any time before or after the holding of the Meeting but prior to the filing of the Arrangement Filings giving effect to the Arrangement, be terminated by the mutual agreement of the Parties, without approval of the Shareholders. This Agreement shall terminate without any further action by the Parties if the Effective Date shall not have occurred on or before December 31, 2006.
5.3	Exclusivity
     None of the covenants of Extendicare contained herein shall prevent the board of directors of Extendicare from (i) responding as required by law to any unsolicited submission or proposal regarding any acquisition or disposition of its assets or assets of any of its Subsidiaries, or any unsolicited proposal to amalgamate, merge or effect an arrangement or any unsolicited acquisition proposal generally involving Extendicare or any of its Subsidiaries, or (ii) make any disclosure to its Shareholders with respect thereto, which in the judgment of the board of directors of Extendicare is required under applicable law.
ARTICLE VI
GENERAL
6.1	Notices
     Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by prepaid first-class mail, by facsimile or other means of electronic communication or by delivery as hereafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, will be deemed to have been received on the Business Day following the sending, or if delivered by hand, will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this Section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications will be delivered by hand or sent by facsimile or other means of electronic communication and will be deemed to have been received in accordance with this Section. Notices and other communications will be addressed, in the case of each Party prior to the Effective Time and in the case of all the Parties, other than ALC, after the Effective Time, to or in care of:
Extendicare Inc.
3000 Steeles Avenue East
Markham, Ontario
L3R 9W2
Attention: Mel Rhinelander
Facsimile No.: (905) 470-4003
with a copy to:
Bennett Jones LLP
3400-One First Canadian Place
P.O. Box 130
Toronto, Ontario
M5X 1A4
Attention: Alan Bell

Facsimile No.: (416) 863-1716
In the case of ALC, after the Effective Time notices and other communications will be addressed, to or in care of:
Assisted Living Concepts, Inc.
111 West Michigan Street
Milwaukee, Wisconsin
Attention: Laurie Bebo
Facsimile No.: (414) 908-8123
6.2	Severability
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party to this Agreement. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.
6.3	Enurement
     This Agreement will be binding upon and enure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns from time to time.
6.4	Assignment
     This Agreement may not be assigned by any Party to this Agreement without the prior written consent of each of the other Parties.
     Notwithstanding anything to the contrary contained herein, each Party to this Agreement shall have the right, without being released, to transfer or assign this Agreement to any third party as security for any bona fide financing or as security for any guarantee granted by such transferor in respect of the obligations of its Affiliates to such third party for any bona fide financing.
6.5	Governing Law
     This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the Parties agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or later to the venue of that action or proceeding, irrevocably submits to the non-exclusive jurisdiction of those courts in that action or proceeding and agrees to be bound by any judgment of those courts.

6.6	Time of Essence
     Time is of the essence in respect of this Agreement.
6.7	Date for any Action
     In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.
6.8	Entire Agreement
     This Agreement, the Plan of Arrangement and the other agreements contemplated hereby and thereby constitute the entire agreement between the parties to this Agreement pertaining to the subject matter hereof. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement or as otherwise set out in writing and delivered at Closing. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made by any Party or its trustees, directors, officers, employees or agents, to any other Party or its trustees, directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement or as otherwise set out in writing and delivered at Closing. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent aforesaid.
6.9	No Third Party Beneficiaries
     Except as otherwise provided in Section 6.4, this Agreement is not intended to confer on any Person other than the Parties any rights or remedies.
6.10	Counterparts
     This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties.
6.11	Further Assurances
     Each of the Parties will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement.

EXTENDICARE REAL ESTATE INVESTMENT TRUST

Per:	(signed) J. Thomas MacQuarrie

Name: J. Thomas MacQuarrie
Title: Trustee

EXTENDICARE TRUST

Per:	(signed) J. Thomas MacQuarrie

Name: J. Thomas MacQuarrie
Title: Trustee

EXTENDICARE HOLDING GENERAL PARTNER INC.

Per:	(signed) Alvin G. Libin

Name: Alvin G. Libin
Title: Authorized Signatory

EXTENDICARE LIMITED PARTNERSHIP, by its general partner EXTENDICARE HOLDING GENERAL PARTNER INC.

Per:	(signed) Alvin G. Libin

Name: Alvin G. Libin Title: Authorized Signatory

EXTENDICARE INC.

Per:	(signed) Mel Rhinelander

Name: Mel Rhinelander Title: President and Chief Executive Officer

EXTENDICARE ACQUISITION INC.

Per:	(signed) Alvin G. Libin

Name: Alvin G. Libin Title: Authorized Signatory

EXTENDICARE ULC

Per:	(signed) Alvin G. Libin

Name: Alvin G. Libin Title: Authorized Signatory

ASSISTED LIVING CONCEPTS, INC.

Per:	(signed) Laurie A. Bebo

Name: Laurie A. Bebo Title: President

EXHIBIT 1
PLAN OF ARRANGEMENT
UNDER THE PROVISIONS OF SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT
ARTICLE I
INTERPRETATION
1.1 Definitions.
In this Plan of Arrangement, the following terms have the following meanings:
“ALC” means Assisted Living Concepts, Inc., a corporation existing under the laws of Nevada;
“ALC Class A Shares” means shares of Class A common stock of ALC, par value US$0.01 per share, each share entitling the holder to one vote with respect to each matter presented to stockholders of ALC on which the holders of common stock are entitled to vote;
“ALC Class B Shares” means shares of Class B common stock of ALC, par value US$0.01 per share, each share entitling the holder to ten votes with respect to each matter presented to stockholders of ALC on which the holders of common stock are entitled to vote;
“Amalco Shares” means the common shares in the capital of Extendicare Amalco;
“Ancillary Rights” means, in respect of an Exchangeable LP Unit, the Exchange Rights and related Special Voting Units, collectively;
“Arrangement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to the proposed arrangement under Section 192 of the CBCA on the terms and conditions set forth in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement and this Plan of Arrangement, respectively, together with those which may be made at the discretion of the Court in the Final Order;
“Arrangement Agreement” means the arrangement agreement dated September 11, 2006 among the REIT, Extendicare Trust, Holding GP, Extendicare Holding Partnership, Extendicare, Newco, ULC and ALC, pursuant to which such parties have proposed to implement the Arrangement, as amended, supplemented or modified from time to time in accordance with the terms thereof;
“Arrangement Filings” means a certified copy of the Final Order, together with this Plan of Arrangement, Articles of Arrangement, Notice of Registered Officers and Directors and Federal NUANS search for “Extendicare Inc.” to be filed pursuant to the CBCA;
“Arrangement Resolution” means the special resolution in respect of the Arrangement in substantially the form attached as Appendix A to the Circular;

“Business Day” means a day, other than a Saturday, Sunday or statutory or civic holiday, when banks are generally open for the transaction of business in Toronto, Ontario and New York, New York;
“CBCA” means the Canada Business Corporations Act, R.S.C. 1985 c. C-44, as amended, including the regulations promulgated thereunder;
“Certificate” means the certificate or certificates or other confirmation of filing to be issued by the Director pursuant to subsection 192(7) of the CBCA, in order to give effect to the Arrangement;
“Circular” means the management proxy circular of Extendicare relating to the Arrangement sent to Shareholders in connection with the Meeting;
“Class A Holding Partnership Units” means the Class A limited partnership units of Extendicare Holding Partnership;
“Closing” means the completion of the transactions contemplated by the Arrangement Agreement;
“Court” means the Ontario Superior Court of Justice (Commercial List);
“CRA” means the Canada Revenue Agency;
“Depository” means Computershare Investor Services Inc. at its offices referred to in the Letter of Transmittal and Election Form;
“Director” means the Director appointed under Section 260 of the CBCA;
“Dissent Procedure” means the procedure under Section 190 of the CBCA, as modified by the Interim Order, by which a Dissenting Shareholder exercises his, her or its Dissent Rights;
“Dissent Rights” means the right of a Shareholder, pursuant to the Interim Order and Section 190 of the CBCA, to dissent to the Arrangement Resolution and to be paid the fair value of the Extendicare Shares in respect of which the Shareholder dissents, all in accordance with Section 190 of the CBCA, subject to and as modified by the Interim Order and Section 4.1 of this Plan of Arrangement;
“Dissenting Shareholders” means registered holders of Extendicare Shares who validly exercise their Dissent Rights in accordance with the Dissent Procedure and “Dissenting Shareholder” means any one of them;
“Effective Date” means the date on which the Arrangement is effective under the CBCA as shown on the Certificate;
“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, regardless of the time of Closing on that date;

“Elected Number” means, in respect of an Electing Shareholder, the number of Extendicare Common Shares the Electing Shareholder has specified to be transferred to Extendicare Holding Partnership in the applicable Letter of Transmittal and Election Form delivered by such Electing Shareholder to the Depository on or before the Election Deadline;
“Electing Shareholder” means a Shareholder (other than an Excluded Shareholder) that elects to transfer Extendicare Common Shares to Extendicare Holding Partnership in exchange for Exchangeable LP Units pursuant to, and in accordance with, the terms of this Arrangement;
“Election Deadline” means 5:00 p.m. (Toronto time) on the second Business Day immediately preceding the date of the Meeting or, if the Meeting is adjourned or postponed, such time on the second Business Day immediately preceding the date of such adjourned or postponed Meeting;
“Exchange and Support Agreement” means the exchange and support agreement to be entered into on the Effective Date among the REIT, Extendicare Trust and Extendicare Holding Partnership, pursuant to which Exchangeable LP Units may be exchanged for REIT Units, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof;
“Exchange Rights” means the exchange rights set out in the Exchange and Support Agreement and the Limited Partnership Agreement;
“Exchangeable LP Units” means the Class B limited partnership units of Extendicare Holding Partnership;
“Excluded Shareholder” means a Shareholder: (i) that is a Non-Resident; (ii) that is a Tax Exempt Shareholder; (iii) that is a partnership; (iv) that would acquire Exchangeable LP Units as a “tax shelter investment” for the purposes of the Tax Act; or (v) an interest in which is a “tax shelter investment” for the purposes of the Tax Act;
“Extendicare” means Extendicare Inc., a corporation continued under the laws of Canada;
“Extendicare Amalco” means the corporation continuing upon the amalgamation of Extendicare and Newco, as contemplated by the Arrangement and to be known as “Extendicare Inc.”;
“Extendicare Common Shares” means the new class of common shares in the capital of Extendicare having the rights, privileges, restrictions and conditions set out in Schedule A to this Plan of Arrangement, that are issued by Extendicare to holders of Extendicare Multiple Voting Shares and holders of Extendicare Subordinate Voting Shares pursuant to Sections 3.1(c) and 3.1(d), respectively, of this Plan of Arrangement;
“Extendicare Holding Partnership” means Extendicare Limited Partnership, a limited partnership formed under the laws of the Province of Ontario and a Subsidiary of the REIT;
“Extendicare Multiple Voting Shares” means the multiple voting shares in the capital of Extendicare;

“Extendicare Shares” means, collectively, the Extendicare Multiple Voting Shares and the Extendicare Subordinate Voting Shares;
“Extendicare Subordinate Voting Shares” means the subordinate voting shares in the capital of Extendicare;
“Extendicare Trust” means Extendicare Trust, an unincorporated open-ended limited purpose trust established under the laws of the Province of Ontario pursuant to the Trust Deed of Trust;
“Final Order” means the order of the Court approving the Arrangement to be applied for following the Meeting and to be granted pursuant to the provisions of Section 192 of the CBCA as such order may be affirmed, amended or modified by any court of competent jurisdiction;
“Holding GP” means Extendicare Holding General Partner Inc., a corporation incorporated under the laws of Canada and the general partner of Extendicare Holding Partnership;
“Interim Order” means the interim order of the Court dated September 13, 2006 under Section 192 of the CBCA containing declarations and directions with respect to the Arrangement and the Meeting and issued pursuant to the application of Extendicare, a copy of which is attached as Appendix D to the Circular, as such order may be affirmed, amended or modified by any court of competent jurisdiction;
“Letter of Transmittal and Election Form” means the letter of transmittal and election form enclosed with the Circular applicable to a holder of Extendicare Multiple Voting Shares or Extendicare Subordinate Voting Shares, as the case may be, pursuant to which such holder is required to deliver certificates representing Extendicare Multiple Voting Shares or Extendicare Subordinate Voting Shares, as the case may be, and may elect to receive, pursuant to the Arrangement, REIT Units or, unless such Shareholder is an Excluded Shareholder, Exchangeable LP Units or a combination of REIT Units and Exchangeable LP Units, for his, her or its Extendicare Common Shares;
“Limited Partnership Agreement” means the limited partnership agreement dated September 11, 2006 among Holding GP, Extendicare Trust and each Person who, from time to time becomes or is deemed to become a party thereto by reason of his, her or its registered ownership of LP Units;
“LP Units” means, collectively, the Class A Holding Partnership Units and the Exchangeable LP Units;
“Maximum Number of Exchangeable LP Units” means the maximum number of Exchangeable LP Units that may be issued by Extendicare Holding Partnership pursuant to the Arrangement, as determined by Holding GP in its sole and absolute discretion, provided that the Maximum Number of Exchangeable LP Units shall in no event exceed 35% of the number of outstanding Extendicare Common Shares immediately prior to the amalgamation of Extendicare and Newco pursuant to the Arrangement;
“Meeting” means the special meeting of Shareholders, and any adjournment(s) or postponement(s) thereof, to be held for the purpose of considering and, if thought advisable,

approving the Arrangement Resolution and other matters set out in the Notice of Meeting accompanying the Circular;
“Newco” means Extendicare Acquisition Inc., a corporation existing under the laws of Canada and a Subsidiary of the REIT;
“Newco Notes” means the unsecured, subordinated, interest bearing promissory notes issued by Newco pursuant to Section 3.1(g) of this Plan of Arrangement in a principal amount per Newco Note equal to the Weighted Average Trading Price of a REIT Unit;
“Newco Shares” means the common shares in the capital of Newco;
“Non-Resident” means a Person who is not resident in Canada within the meaning of the Tax Act;
“Person” means any individual, partnership, association, body corporate, trust, trustee, executor, administrator, legal representative, government, regulatory authority or other entity;
“Plan of Arrangement” means this plan of arrangement, as amended, supplemented or modified from time to time in accordance with the terms hereof;
“REIT” means Extendicare Real Estate Investment Trust, an unincorporated open-ended limited purpose trust established under the laws of the Province of Ontario pursuant to the REIT Deed of Trust;
“REIT Deed of Trust” means the deed of trust dated September 11, 2006 governing the REIT, as amended, supplemented or modified from time to time in accordance with the terms thereof;
“REIT Unit” means a trust unit of the REIT (other than a Special Voting Unit) authorized and issued under the REIT Deed of Trust for the time being outstanding and entitled to the benefits and subject to the limitations set forth therein;
“Series 1 Trust Notes” means the Series 1, unsecured, subordinated, interest bearing promissory notes of Extendicare Trust issued pursuant to this Plan of Arrangement under the Trust Note Indenture;
“Shareholders” means the holders of Extendicare Shares from time to time, and “Shareholder” means any one of them;
“Special Voting Units” means the special voting units of the REIT authorized and issued to the holders of Exchangeable LP Units (other than the REIT, Extendicare Trust and Extendicare Holding Partnership) under the REIT Deed of Trust for the time being outstanding and entitled to the benefits and subject to the limitations set forth therein;
“Subsidiary” has the meaning given to that term in National Instrument 45-106 – Prospectus and Registration Exemptions on the date hereof;

“Tax Act” means the Income Tax Act (Canada), as amended, including the regulations promulgated thereunder;
“Tax Exempt Shareholder” means a Shareholder that is generally exempt from tax under Part I of the Tax Act;
“Trust Deed of Trust” means the deed of trust dated September 11, 2006 governing Extendicare Trust, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof;
“Trust Note Indenture” means the note indenture to be entered into on the Effective Date between Extendicare Trust and Computershare Trust Company of Canada, pursuant to which Extendicare Trust will, among other things, issue the Series 1 Trust Notes, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof;
“Trust Unit” means a unit authorized and issued under the Trust Deed of Trust for the time being outstanding and entitled to the benefits and subject to the limitations set forth therein;
“TSX” means the Toronto Stock Exchange;
“ULC” means Extendicare ULC, an unlimited liability company incorporated under the laws of the Province of Alberta;
“ULC Notes” means the unsecured, subordinated, interest bearing promissory notes issued by ULC pursuant to Section 3.1(k) of this Plan of Arrangement;
“ULC Shares” means the common shares in the capital of ULC; and
“Weighted Average Trading Price of a REIT Unit” means the number determined by dividing: (i) the aggregate dollar trading value of all REIT Units traded on the TSX measured over the ten (10) consecutive trading days immediately following the Effective Date by (ii) the total number of REIT Units sold over the TSX during such period.
1.2 In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:
(a)	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Plan of Arrangement and not to any particular Article, Section or Schedule;

(b)	references to an “Article”, “Section”, “paragraph” or “Schedule” are references to an Article, Section, paragraph or Schedule of or to this Plan of Arrangement;

(c)	words importing the singular shall include the plural and vice versa, words importing gender shall include the masculine, feminine and neuter genders;

(d)	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

(e)	the word “including”, when following any general term or statement, is not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(f)	a reference to a statute or code includes every regulation made pursuant thereto, all amendments to the statute or code or to any such regulation in force from time to time, and any statute, code or regulation which supplements or supersedes such statute, code or regulation; and

(g)	each of the REIT, Extendicare Trust, Holding GP, Extendicare Holding Partnership, Extendicare, Newco and ULC acknowledges the obligations of the REIT and Extendicare Trust under this Plan of Arrangement shall not be personally binding upon any of the trustees of the REIT or the trustees of Extendicare Trust, or any registered or beneficial holder of REIT Units, Special Voting Units or Trust Units or any beneficiary under a plan of which a holder of such units acts as a trustee or carrier, and that resort will not be had to, nor shall recourse be sought from, any of the foregoing or the private property of any of the foregoing in respect of any indebtedness, obligation or liability of the REIT or Extendicare Trust arising hereunder or arising in connection herewith or from the matters to which this Plan of Arrangement relates, if any, including without limitation, claims based on negligence or otherwise tortious behavior, and recourse shall be limited to, and satisfied only out of the “Fund Assets” of the REIT or “Trust Assets” of Extendicare Trust, as the case may be, as defined in their respective Deeds of Trust, both dated as of September 11, 2006, as amended from time to time.
1.3 The following schedules to this Plan of Arrangement are incorporated by reference herein and form part of this Plan of Arrangement.
Schedule A — Extendicare Common Share Provisions
Schedule B — Extendicare Amalco Article Provisions
1.4 In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.
ARTICLE II
ARRANGEMENT AGREEMENT
2.1 This Plan of Arrangement is made pursuant and subject to the provisions of the Arrangement Agreement.
2.2 This Plan of Arrangement, upon the filing of the Arrangement Filings in accordance with the CBCA and the Final Order, will, subject to Section 4.1, become effective on, and be binding on and after the Effective Time on: the REIT; Extendicare Trust; Holding GP; Extendicare Holding Partnership; Extendicare; the Shareholders; Newco; and ULC.

2.3 The filing of the Arrangement Filings shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence set out therein.
ARTICLE III
ARRANGEMENT
3.1 On the Effective Date, each of the events set out below shall be deemed to occur at the Effective Time in the order set forth below without further act or formality:
(a)	the Extendicare Subordinate Voting Shares and the Extendicare Multiple Voting Shares held by Dissenting Shareholders who have validly exercised Dissent Rights shall be deemed to have been transferred to Extendicare and cancelled and shall cease to be outstanding and such Dissenting Shareholders shall cease to have any rights as Shareholders other than the right to be paid the fair value of their Extendicare Subordinate Voting Shares and/or their Extendicare Multiple Voting Shares, as the case may be, in accordance with Section 4.1;

(b)	the articles of Extendicare shall be amended
(i)	to create an unlimited number of common shares designated as Common Shares and having attached thereto the rights, privileges, restrictions and conditions set out in Schedule A attached hereto; and

(ii)	to decrease the authorized share capital by cancelling all of the authorized Class I Preferred Shares and Class II Preferred Shares and by deleting the rights, privileges, restrictions and conditions attached to the Class I Preferred Shares and Class II Preferred Shares;
(c)	each Extendicare Subordinate Voting Share shall be exchanged by the holder thereof with Extendicare for one Extendicare Common Share and one ALC Class A Share;

(d)	each Extendicare Multiple Voting Share shall be exchanged by the holder thereof with Extendicare for 1.075 Extendicare Common Shares and one ALC Class B Share;
(i)	Extendicare shall reduce the aggregate amount in the stated capital account it maintains for the Extendicare Multiple Voting Shares to nil, and shall add an amount equal to the aggregate amount of such reduction to the stated capital account it maintains for the Extendicare Common Shares;

(ii)	Extendicare shall reduce the aggregate amount in the stated capital account it maintains for the Extendicare Subordinate Voting Shares to nil, and shall add an amount equal to the aggregate amount of such reduction to the stated capital account it maintains for the Extendicare Common Shares; and

(iii)	the Extendicare Multiple Voting Shares and Extendicare Subordinate Voting Shares exchanged under clauses (c) and (d) shall be cancelled, and the articles of Extendicare shall be amended to further decrease the authorized share capital by cancelling all of the authorized Extendicare Subordinate Voting Shares and Extendicare Multiple Voting Shares and by deleting the rights, privileges, restrictions and conditions attaching to the Extendicare Multiple Voting Shares and Extendicare Subordinate Voting Shares;
(f)	each issued and outstanding Extendicare Common Share in respect of which an Electing Shareholder has validly elected to receive an Exchangeable LP Unit (except for greater certainty, any such Extendicare Common Share elected to be transferred in consideration for Exchangeable LP Units exceeding the holder’s pro rata allocation of the Maximum Number of Exchangeable LP Units) shall be transferred to Extendicare Holding Partnership free and clear of all liens, claims and encumbrances in consideration for Exchangeable LP Units and related Ancillary Rights on a one -for- one basis;

(g)	each issued and outstanding Extendicare Common Share not transferred to Extendicare Holding Partnership under paragraph (f) above shall be transferred to Newco free and clear of all liens, claims and encumbrances in consideration for a Newco Note;

(h)	each Newco Note shall be transferred to the REIT free and clear of all liens, claims and encumbrances in consideration for a REIT Unit, with the result that the number of REIT Units received by a Shareholder shall be equal to the number of Extendicare Common Shares transferred by the holder to Newco under paragraph (g) above;

(i)	the Newco Notes held by the REIT shall be transferred to Extendicare Trust free and clear of all liens, claims and encumbrances in consideration for Series 1 Trust Notes and Trust Units with an aggregate value equal to the aggregate principal amount of the Newco Notes so transferred;

(j)	the Newco Notes held by Extendicare Trust shall be transferred to Extendicare Holding Partnership free and clear of all liens, claims and encumbrances in consideration for that number of Class A Holding Partnership Units of Extendicare Holding Partnership equal to the number of Extendicare Common Shares transferred to Newco pursuant to paragraph (g) above;

(k)	the Newco Notes held by Extendicare Holding Partnership shall be transferred to ULC free and clear of all liens, claims and encumbrances for a combination of ULC Notes and ULC Shares with an aggregate value equal to the aggregate principal amount of the Newco Notes so transferred;

(l)	the Extendicare Common Shares held by Extendicare Holding Partnership shall be transferred to ULC free and clear of all liens, claims and encumbrances pursuant to a joint election under Section 85(2) of the Tax Act in consideration for ULC Shares;

(m)	the Extendicare Common Shares held by ULC shall be transferred to Newco free and clear of all liens, claims and encumbrances pursuant to a joint election under Section 85(1) of the Tax Act in consideration for Newco Shares;

(n)	a portion of the Newco Notes held by ULC shall be transferred to Newco free and clear of all liens, claims and encumbrances in consideration for Newco Shares, and the Newco Notes so transferred shall be cancelled; and

(o)	Extendicare and Newco (collectively, the “predecessor corporations”) shall amalgamate pursuant to the laws of Canada to form Extendicare Amalco, with the effect that:
(i)	all of the property of the predecessor corporations held immediately before the amalgamation (except any amounts receivable from any predecessor corporation or shares of any predecessor corporation) shall become the property of Extendicare Amalco;

(ii)	all of the liabilities of the predecessor corporations immediately before the amalgamation (except any amounts payable to any predecessor corporation) shall become liabilities of Extendicare Amalco;

(iii)	all of the issued and outstanding Extendicare Common Shares held by Newco immediately before the amalgamation shall be cancelled without repayment of capital;

(iv)	any existing cause of action, claim or liability to prosecution of either of the predecessor corporations shall be unaffected;

(v)	any civil, criminal or administrative action or proceeding pending by or against either of the predecessor corporations may be continued to be prosecuted by or against Extendicare Amalco;

(vi)	a conviction against, or ruling, order or judgment in favour of or against, either of the predecessor corporations may be enforced by or against Extendicare Amalco;

(vii)	the articles and by-laws of Extendicare Amalco shall be the same as the articles and by-laws of Newco with the articles being set out in Schedule B hereto; and

(viii)	the Newco Shares and the Newco Notes held by ULC immediately before the amalgamation shall become Amalco Shares and Extendicare Amalco debt, respectively, by virtue of the amalgamation, and the stated capital of the Amalco Shares will be equal to the stated capital of the Newco Shares immediately before such amalgamation.

3.2 Subject to Section 3.3, with respect to the elections required to be made by a Shareholder (other than any Dissenting Shareholder) in order to dispose of Extendicare Shares pursuant to Section 3.1(f):
(a)	each such Shareholder shall make such election by depositing with the Depository a duly completed Letter of Transmittal and Election Form prior to the Election Deadline, indicating such Shareholder’s election, together with certificates representing such Shareholder’s Extendicare Shares; and
(b)	any Shareholder who does not deposit with the Depository a completed Letter of Transmittal and Election Form prior to the Election Deadline or otherwise fails to comply with the requirements of Section 3.2(a) and the Letter of Transmittal and Election Form shall be deemed to have elected to dispose of all of his, her or its Extendicare Common Shares to Newco pursuant to Section 3.1(g).
3.3 With respect to any election required to be made by a Shareholder in order to effect the transfer of Extendicare Common Shares pursuant to Section 3.1(f), subject to the Shareholders otherwise satisfying the conditions to such election, such Shareholder may so elect in respect of all or any portion of the aggregate number of Extendicare Shares to be received by such Shareholder pursuant to Sections 3.1(c) and (d). If a Shareholder receives a combination of REIT Units and Exchangeable LP Units (together with Ancillary Rights), the Shareholder shall be considered to have disposed of all of his, her or its Extendicare Common Shares in consideration for the aggregate REIT Units and Exchangeable LP Units (together with Ancillary Rights) so received. In the event that the aggregate Elected Number of all Electing Shareholders is greater than the Maximum Number of Exchangeable LP Units, the Exchangeable LP Units will be allocated on a pro rata basis to each Electing Shareholder in accordance with the following formula: the Maximum Number of Exchangeable LP Units divided by the aggregate Elected Number of all Electing Shareholders multiplied by the Elected Number of the particular Electing Shareholder. Each Electing Shareholder will be deemed to have elected to exchange that number of Extendicare Common Shares for Exchangeable LP Units that results in the Electing Shareholder receiving Exchangeable LP Units equal to the number of Exchangeable LP Units allocated to such Electing Shareholder and the balance of such Electing Shareholder’s Extendicare Common Shares shall be transferred to Newco in exchange for Newco Notes pursuant to Section 3.1(g) (subject to rounding).
3.4 With respect to each Shareholder (other than Dissenting Shareholders), on the Effective Date:
(a)	upon the exchange of Extendicare Subordinate Voting Shares with Extendicare for one Extendicare Common Share and one ALC Class A Share pursuant to Section 3.1(c), the former holder of Extendicare Subordinate Voting Shares shall be added to the register of Extendicare Common Shares and the name of such holder shall be removed from the register of holders of Extendicare Subordinate Voting Shares as it relates to the Extendicare Subordinate Voting Shares so exchanged;

(b)	upon the exchange of Extendicare Multiple Voting Shares with Extendicare for 1.075 Extendicare Common Shares and one ALC Class B Share pursuant to Section 3.1(d), the former holder of Extendicare Multiple Voting Shares shall be added to the register of Extendicare Common Shares and the name of such holder shall be removed from the register of holders of Extendicare Multiple Voting Shares as it relates to the Extendicare Multiple Voting Shares so exchanged;

(c)	upon the transfer of Extendicare Common Shares to Extendicare Holding Partnership in consideration for Exchangeable LP Units and related Ancillary Rights pursuant to Section 3.1(f):
(i)	such former holder of Extendicare Common Shares shall be added to the register of holders of Exchangeable LP Units and Special Voting Units, added as a party to the Limited Partnership Agreement and the Exchange and Support Agreement and the name of such holder shall be removed from the register of holders of Extendicare Common Shares as it relates to the Extendicare Common Shares so transferred; and

(ii)	Extendicare Holding Partnership shall become the holder of the Extendicare Common Shares so transferred and shall be added to the register of holders of Extendicare Common Shares;
(d)	upon the transfer of Extendicare Common Shares to Newco in consideration for Newco Notes pursuant to Section 3.1(g):
(i)	such former holder of Extendicare Common Shares shall be added to the register of holders of Newco Notes and the name of such holder shall be removed from the register of holders of Extendicare Common Shares as it relates to the Extendicare Common Shares so transferred; and

(ii)	Newco shall become the holder of the Extendicare Common Shares so transferred and shall be added to the register of holders of Extendicare Common Shares; and
(e)	upon the transfer of Newco Notes to the REIT in consideration for REIT Units pursuant to Section 3.1(h):
(i)	such former holder of Newco Notes shall be added to the register of holders of REIT Units and the name of such holder shall be removed from the register of holders of the Newco Notes as it relates to the Newco Notes so transferred; and

(ii)	the REIT shall become the holder of the Newco Notes so transferred and shall be added to the register of the holder of Newco Notes.
3.5 On the Effective Date:
(a)	upon the transfer of Newco Notes by the REIT to Extendicare Trust in consideration for Series 1 Trust Notes and Trust Units pursuant to Section 3.1(i):

(i)	the REIT shall cease to be the holder of the Newco Notes so transferred and the name of the REIT shall be removed from the register of holders of Newco Notes as it relates to the Newco Notes so transferred;
(ii)	Extendicare Trust shall become the holder of the Newco Notes so transferred and shall be added to the register of holders of the Newco Notes; and

(iii)	Extendicare Trust shall issue to the REIT the Series 1 Trust Notes and the Trust Units issuable to the REIT on the basis set forth in Section 3.1(i) and the name of the REIT shall be added to the registers of holders of the Series 1 Trust Notes and the Trust Units;
(b)	upon the transfer of Newco Notes by Extendicare Trust to Extendicare Holding Partnership in consideration for Class A Holding Partnership Units pursuant to Section 3.1(j):
(i)	Extendicare Trust shall cease to be the holder of the Newco Notes so transferred and the name of Extendicare Trust shall be removed from the register of holders of Newco Notes as it relates to the Newco Notes so transferred;

(ii)	Extendicare Holding Partnership shall become the holder of the Newco Notes so transferred and shall be added to the register of holders of the Newco Notes; and

(iii)	Extendicare Holding Partnership shall issue to Extendicare Trust the Class A Holding Partnership Units issuable to Extendicare Trust on the basis set forth in Section 3.1(j) and the name of Extendicare Trust shall be added to the register of holders of the Class A Holding Partnership Units;
(c)	upon the transfer of Newco Notes by Extendicare Holding Partnership to ULC in consideration for ULC Notes and ULC Shares pursuant to Section 3.1(k):
(i)	Extendicare Holding Partnership shall cease to be the holder of the Newco Notes so transferred and the name of Extendicare Holding Partnership shall be removed from the register of holders of Newco Notes as it relates to the Newco Notes so transferred;

(ii)	ULC shall become the holder of the Newco Notes so transferred and shall be added to the register of holders of the Newco Notes; and

(iii)	ULC shall issue to Extendicare Holding Partnership ULC Notes and ULC Shares issuable to Extendicare Holding Partnership on the basis set forth in Section 3.1(k) and the name of Extendicare Holding Partnership shall be added to the register of holders of ULC Notes and ULC Shares;

(d)	upon the transfer of Extendicare Common Shares by Extendicare Holding Partnership to ULC pursuant to Section 3.1(l):
(i)	Extendicare Holding Partnership shall cease to be the holder of the Extendicare Common Shares so transferred and the name of Extendicare Holding Partnership shall be removed from the register of holders of Extendicare Common Shares as it relates to the Extendicare Common Shares so transferred;

(ii)	ULC shall become the holder of the Extendicare Common Shares so transferred and shall be added to the register of holders of Extendicare Common Shares; and

(iii)	ULC shall issue to Extendicare Holding Partnership ULC Shares issuable to Extendicare Holding Partnership on the basis set forth in Section 3.1(l) and the name of Extendicare Holding Partnership shall be added to the register of holders of ULC Shares;
(e)	upon the transfer of Extendicare Common Shares by ULC to Newco pursuant to Section 3.1(m):
(i)	ULC shall cease to be the holder of the Extendicare Common Shares so transferred and the name of ULC shall be removed from the register of holders of Extendicare Common Shares as it relates to the Extendicare Common Shares so transferred;

(ii)	Newco shall become the holder of the Extendicare Common Shares so transferred and shall be added to the register of holders of Extendicare Common Shares; and

(iii)	Newco shall issue to ULC the Newco Shares issuable to ULC on the basis set forth in Section 3.1(m) and the name of ULC shall be added to the register of holders of Newco Shares;
(f)	Upon the transfer of Newco Notes by ULC to Newco pursuant to Section 3.1(n), the register of the holders of Newco Notes shall be adjusted to reduce the principal amount of Newco Notes held by ULC and the register of holders of Newco Shares shall be adjusted to reflect the additional Newco Shares issued to ULC; and

(g)	upon the amalgamation of Extendicare and Newco pursuant to Section 3.1(o):
(i)	Newco shall be removed from the register of holders of Extendicare Common Shares; and

(ii)	ULC shall be added to the register of holders of Amalco Shares.
3.6 A Shareholder, who is not an Excluded Shareholder, may elect to transfer Extendicare Common Shares to Extendicare Holding Partnership pursuant to Section 3.1(f). A Shareholder who has transferred Extendicare Common Shares pursuant to Section 3.1(f) shall be entitled to make an income tax election pursuant to subsection 97(2) of the Tax Act (and the analogous provisions of provincial income tax law) with respect thereto by providing two signed copies of the necessary election forms to Holding GP, on behalf of Extendicare Holding Partnership, within 60 days following the Effective Date, duly completed with the details of the number of Extendicare Common Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms complying with the provisions of the Tax Act (and applicable provincial tax law), the election forms will be signed by Holding GP on behalf of Extendicare Holding Partnership and one copy thereof shall be forwarded by mail to such former Shareholders within 30 days after the receipt thereof by Holding GP, on behalf of Extendicare Holding Partnership for filing by such former Shareholders with the CRA (and/or the applicable provincial taxing authority). Extendicare Holding Partnership will not be responsible for the proper completion and filing of any election form and, except for the obligation of Extendicare Holding Partnership to so sign and return properly completed election forms which are received by Extendicare Holding Partnership within 60 days of the Effective Date, Extendicare Holding Partnership will not be responsible for any taxes, interest or penalties resulting from the failure by a former Shareholder to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (and any applicable provincial legislation).
ARTICLE IV
DISSENTING SHAREHOLDERS
4.1 Each registered Shareholder shall have the right to dissent with respect to the Arrangement. The right of dissent will be effected in accordance with Section 190 of the CBCA, as modified by the Interim Order, provided that a Dissenting Shareholder who for any reason is not entitled to be paid the fair value of the holder’s Extendicare Shares shall be treated as if the holder had participated in the Arrangement on the same basis as a non-dissenting Shareholder pursuant to Section 3.1(g). The fair value of the Extendicare Shares of a Dissenting Shareholder shall be determined as of the point in time immediately prior to the approval of the Arrangement Resolution by the Shareholders in accordance with Section 190 of the CBCA, but in no event shall Extendicare or Extendicare Amalco be required to recognize such Dissenting Shareholders as shareholders of Extendicare or Extendicare Amalco after the Effective Date, and the names of such holders shall be removed from the applicable register of shareholders. For greater certainty, in addition to any other restrictions in Section 190 of the CBCA, no Shareholder who has voted in favour of the Arrangement shall be entitled to dissent with respect to the Arrangement.
ARTICLE V
OUTSTANDING CERTIFICATES AND FRACTIONAL SECURITIES
5.1 From and after the Effective Time, certificates formerly representing Extendicare Shares under the Arrangement shall represent only the right to receive the consideration to which the holders are entitled under the Arrangement, or as to those held by Dissenting Shareholders, other than those Dissenting Shareholders deemed to have participated in the Arrangement pursuant to Section 4.1, to receive the fair value of the Extendicare Shares represented by such certificates.

5.2 Extendicare Amalco and the REIT shall, as soon as practicable following the later of the Effective Date and the date of deposit by a former Shareholder of a duly completed Letter of Transmittal and Election Form, and certificates representing such Extendicare Shares and such additional documents as the Depository may reasonably require, either:
(a)	forward or cause to be forwarded by first class mail (postage prepaid) to such former Shareholder at the address specified in the Letter of Transmittal and Election Form; or

(b)	if requested by such Shareholder in the Letter of Transmittal and Election Form, make available or cause to be made available at the Depository for pickup by such Shareholder, certificates representing the number of REIT Units and/or Exchangeable LP Units, and ALC Class A Shares and ALC Class B Shares issued to such holder or to which such holder is entitled pursuant to the Arrangement.
5.3 If any certificate which immediately prior to the Effective Time represented an interest in outstanding Extendicare Shares that were exchanged pursuant to Section 3.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to have been lost, stolen or destroyed, the Depository will issue and deliver in exchange for such lost, stolen or destroyed certificate the consideration to which the Person is entitled pursuant to the Arrangement (and any distributions with respect thereto) as determined in accordance with the Arrangement. The Person who is entitled to receive such consideration shall, as a condition precedent to the receipt thereof, give a bond to each of the REIT, Extendicare Holding Partnership, Extendicare and ALC and their respective transfer agents, which bond is in form and substance satisfactory to each of the REIT, Extendicare Holding Partnership, Extendicare and ALC, and their respective transfer agents, or shall otherwise indemnify the REIT, Extendicare Holding Partnership, Extendicare and ALC and their respective transfer agents against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.
5.4 All distributions made with respect to any REIT Units, Exchangeable LP Units, ALC Class A Shares or ALC Class B Shares allotted and issued or transferred pursuant to this Arrangement but for which a certificate has not been issued shall be paid or delivered to the Depository to be held by the Depository for the registered holder thereof. All monies received by the Depository shall be held by it upon such terms as the Depository may reasonably deem appropriate. The Depository shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depository in such form as the Depository may reasonably require, such distributions to which such holder is entitled, net of applicable withholding and other taxes, upon delivery of the certificates representing REIT Units, Exchangeable LP Units, ALC Class A Shares or ALC Class B Shares, if any, issued to such holder in accordance with section 5.2 of this Plan of Arrangement.
5.5 Subject to any applicable escheat laws, any certificate formerly representing Extendicare Shares that is not deposited with all other documents as required by this Plan of Arrangement on or before the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature, including the right of the holder of such Extendicare Shares to receive

ALC Class A Shares and/or ALC Class B Shares contemplated by Sections 3.1(c) and (d) and to receive REIT Units and/or Exchangeable LP Units together with Ancillary Rights contemplated by Sections 3.1(f) and/or (h). REIT Units, Exchangeable LP Units and Ancillary Rights issued or made pursuant to the Arrangement shall be deemed to be surrendered to the REIT (in the case of the REIT Units contemplated by Section 3.1(h)) and to Extendicare Holding Partnership and the REIT (in the case of the Exchangeable LP Units and Special Voting Units contemplated by Section 3.1(f)), together with all distributions thereon held for such holder. ALC Class A Shares and ALC Class B Shares not distributed shall remain the property of Extendicare Amalco.
5.6 No fractional REIT Units or Exchangeable LP Units shall be issued pursuant to the Arrangement. In the event that any exchange ratio referred to herein would in any case result in a former holder of Extendicare Shares being entitled to a fractional REIT Unit or Exchangeable LP Unit, such REIT Units or Exchangeable LP Units shall be rounded to the nearest whole number, provided that each beneficial former holder of Extendicare Shares, shall be entitled to the benefit of only one adjustment in respect of each of such holder’s REIT Units or Exchangeable LP Units.
ARTICLE VI
WITHHOLDING RIGHTS
6.1 Extendicare, the REIT, Extendicare Holding Partnership and the Depository shall be entitled to deduct and withhold from any consideration or distribution otherwise payable to any former holder of Extendicare Shares, such amounts as Extendicare, the REIT, Extendicare Holding Partnership and the Depository is required to deduct and withhold with respect to such payment under the Tax Act or any provision of any federal, provincial, territorial, state, local or foreign tax law. Amounts so withheld shall be treated for all purposes as having been paid to the former holder of the Extendicare Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. Extendicare, the REIT, Extendicare Holding Partnership and the Depository, on behalf of the Shareholder, shall be entitled to sell or otherwise dispose of such portion of the consideration (including converting any ALC Class B Shares into ALC Class A Shares under the ALC constating documents and selling or disposing of such ALC Class A Shares) as is necessary to provide sufficient funds, after expenses, to enable it to comply with such deduction or withholding requirements and shall notify the former holder thereof and remit to the former holder any unapplied balance of the net proceeds of such sale. Such ALC Class A Shares may be sold by private sale (including by way of sale through the facilities of any stock exchange upon which the ALC Class A Shares are then listed).
ARTICLE VII
AMENDMENTS
7.1 The parties to the Arrangement Agreement may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be: (i) set out in writing; (ii) filed with the Court and, if made following the Meeting, approved by the Court; and (iii) communicated to holders of Extendicare Shares, if and as required by the Court.
7.2 Any amendment of, modification or supplement to this Plan of Arrangement may be proposed by Extendicare at any time prior to or at the Meeting with or without any other prior notice or communication, and if so proposed and accepted by the Shareholders at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.
7.3 Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time but shall only be effective if it is consented to by each of the REIT, Extendicare Trust, Holding GP, Extendicare Holding Partnership, Extendicare Amalco and ULC, provided that it concerns a matter which, in the reasonable opinion of the REIT, Extendicare Trust, Holding GP, Extendicare Holding Partnership, Extendicare Amalco and ULC is of an administrative nature or required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the REIT, Extendicare Trust, Holding GP, Extendicare Holding Partnership, Extendicare Amalco, ULC or any former Shareholder.

SCHEDULE A
EXTENDICARE COMMON SHARE PROVISIONS
Rights, Privileges, Restrictions and Conditions attaching to Common Shares
The Common Shares shall have attached thereto, as a class, the following rights, privileges, restrictions and conditions:
The holders of the Common Shares shall be entitled to:
(a)	one vote for each Common Share held at all meetings of shareholders of the Corporation, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series;

(b)	receive any dividend declared by the Corporation in respect of the Common Shares; and

(c)	receive the remaining property of the Corporation upon dissolution.
Other Provisions
The following provisions shall be applicable to the Corporation:
(a)	the Corporation shall have a lien on the shares registered in the name of a shareholder or his legal representative for a debt of that shareholder to the Corporation;

(b)	the directors may appoint one or more directors, who shall hold office for a term expiring not later than the close of the next annual meeting of the shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

SCHEDULE B
EXTENDICARE AMALCO ARTICLE PROVISIONS
Name of Amalgamated Corporation
The name of the Amalgamated Corporation shall be Extendicare Inc.
Registered Office
The registered office of the Amalgamated Corporation shall be located at 3000 Steeles Avenue East, Markham, Ontario L3R 9W2, in the Province of Ontario.
Restrictions on Business and Powers
There are no restrictions on the business that the Amalgamated Corporation may carry on or on the powers that the Amalgamated Corporation may exercise.
Authorized Capital
Unlimited number of Common Shares.
Rights, Privileges, Restrictions and Conditions attaching to Common Shares
The Common Shares shall have attached thereto, as a class, the following rights, privileges, restrictions and conditions:
The holders of the Common Shares shall be entitled to:
(a)	one vote for each Common Share held at all meetings of shareholders of the Amalgamated Corporation, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series;

(b)	receive any dividend declared by the Amalgamated Corporation in respect of the Common Shares;

(c)	receive the remaining property of the Amalgamated Corporation upon dissolution;

(d)	the Amalgamated Corporation shall have a lien on the shares registered in the name of a shareholder or his legal representative for a debt of that shareholder to the Amalgamated Corporation; and

(e)	the directors may appoint one or more directors, who shall hold office for a term expiring not later than the close of the next annual meeting of the shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.